EXHIBIT 99.3

                              MANAGEMENT ASSERTION

           For the period of April 1, 2003 to December 31, 2003, the servicing of consumer finance receivables owned by BMW Vehicle Owner Trust 2003-A has been conducted by BMW Financial Services NA, LLC, in its capacity as servicer, in compliance with the servicing standards in all material respects, set forth in Articles IV and V of the Sale and Servicing Agreement dated April 1, 2003.

           By:         BMW Financial Services NA, LLC

           By:          /s/ Gerald Holzmann
                       -------------------------------
                       Gerald Holzmann

           Title:      CFO